UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

THE LIBERTY CORPORATION

(Exact name of registrant as specified in its charter)

South Carolina		57-0507055

(State of incorporation or organization)		(IRS Employer Identification No.)

135 South Main Street, Greenville, SC		29601

(Address of principal executive offices)		(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Series A Participating Cumulative Preferred Stock	New York Stock Exchange
Purchase Rights

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [  ]

Securities Act registration statement file number to which this form relates: __________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

     This Amendment No. 2 amends the Form 8-A, originally filed on August 10, 1990, as amended by Amendment No. 1 thereto filed on October 12, 2000 (collectively, the “Form 8-A”). Capitalized terms used without definition in this Amendment shall have the respective meanings ascribed to them in the Form 8-A.

Item 1. Description of Registrant’s Securities to be Registered.

     Item 1 of the Form 8-A is hereby amended and supplemented by adding the following at the end of Item 1 under the heading “The Merger Transaction”:

     On August 25, 2005, Raycom Media, Inc., a Delaware corporation (“Raycom”), RL123, Inc., a Delaware corporation and a wholly-owned subsidiary of Raycom (“Merger Subsidiary”) and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Subsidiary will be merged (the “Merger”) with and into the Company, with the Company being the surviving corporation in the Merger. Prior to the execution of the Merger Agreement, the Company and American Stock Transfer & Trust Company, as Rights Agent, entered into Amendment No. 4 to Rights Agreement dated as of August 25, 2005 (the “Rights Agreement Amendment”). The effect of the Rights Agreement Amendment is to permit execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and the execution of voting agreements with certain shareholders of the Company, without triggering the separation or exercise of the Rights or any adverse event under the Rights Agreement.

     In particular, the Rights Agreement Amendment provides that neither Raycom, Merger Subsidiary nor any of their affiliates or associates shall be deemed to be an Acquiring Person, and a Distribution Date shall not be deemed to have occurred, and no holder of any Rights shall be entitled to exercise such Rights under the Rights Agreement, in any such case solely by virtue of (a) the execution and delivery of the Merger Agreement, or (b) the execution and delivery of voting agreements between Raycom, Merger Subsidiary and certain shareholders of the Company. In addition, pursuant to the Rights Agreement Amendment, the Rights will cease to be exercisable upon consummation of the Merger.

     The Rights Agreement Amendment is incorporated by reference herein, and the foregoing description of the Rights Agreement Amendment is qualified in its entirety by reference to the Rights Agreement Amendment.

Item 2. Exhibits

     Item 2 of this Registration Statement is hereby amended by adding the following new exhibit:

6.	Amendment No. 4 to Rights Agreement dated as of August 25, 2005, between The Liberty Corporation and American Stock Transfer & Trust Company, as Rights Agent (previously filed as Exhibit 10.1 to Form 8-K filed on August 26, 2005).

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

THE LIBERTY CORPORATION

August 29, 2005	By: /s/ Martha Williams

Name: Martha Williams
Title: Vice President and General Counsel

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